EXHIBIT 10.1
AMENDED AND RESTATED TAX SHARING AGREEMENT
     THIS AMENDED AND RESTATED TAX SHARING AGREEMENT (this “Agreement”) dated as of October 19, 2006, among Donegal Group Inc., a Delaware corporation (“DGI”), Atlantic States Insurance Company, a Pennsylvania stock casualty insurance company (“Atlantic”), Southern Insurance Company of Virginia, a Virginia stock casualty insurance company (“Southern”), Le Mars Insurance Company, an Iowa stock casualty insurance company (“Le Mars”), The Peninsula Insurance Company, a Maryland stock casualty insurance company (“Peninsula”) and Peninsula Indemnity Company, a Maryland stock casualty insurance company (“PIC”). Atlantic, Southern, Le Mars, Peninsula and PIC are each referred to herein as the “Subsidiary.”
     WHEREAS, each Subsidiary is a member of an affiliated group (the “Group”) within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) of which DGI is the common parent corporation and each Subsidiary has been a party to a separate tax-sharing agreement with DGI;
     WHEREAS, DGI will continue to include each Subsidiary in its consolidated federal income tax returns in accordance with Code sections 1501 and 1502 and wishes to enter into this Agreement so that DGI and each Subsidiary are all parties to the same tax-sharing agreement;
     WHEREAS, the parties hereto deem it equitable that, with respect to each taxable year for which a consolidated return is filed on behalf of the Group, each Subsidiary shall pay DGI an amount equal to its Separate Company Tax Liability (as hereinafter defined); and
     WHEREAS, the parties wish to provide for the treatment of various other matters that may arise as a result of the filing of consolidated returns, and the parties wish to set forth in this Agreement the agreement between DGI and each Subsidiary with respect to the allocation and settlement of the federal, state and local taxes of the Group with respect to each taxable period ending on or after the date hereof during which such Subsidiary is included in the affiliated group of which DGI is the common parent (the “Affiliation Periods”).
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:
     1. Filing of Returns. With respect to each Affiliation Period, DGI shall file, and each Subsidiary shall agree to join in the filing of, consolidated federal income tax returns on behalf of the Group. Each Subsidiary shall execute and file such consents, elections and other documents as DGI reasonably requests with respect to the filing of the Group’s consolidated federal income tax returns, and shall, consistently with Section 4, timely provide to DGI such information as may be necessary for the filing of such returns or for the determination of amounts due under this Agreement. Each Subsidiary acknowledges and agrees that the rights conferred upon DGI in connection with the filing of the Group’s returns include, without limitation, the right to reasonably determine the allocation of income or loss of DGI and any other subsidiary between the last Affiliation Period and the next taxable period. Each Subsidiary shall file all federal, state, local and foreign tax returns with respect to all periods for which such Subsidiary does not join DGI in filing a consolidated return and the Subsidiary shall be responsible for the payment of all taxes in connection therewith. The Subsidiary shall file any such tax returns in a manner consistent with the manner in which DGI filed its returns for Affiliation Periods except as required by law or to the extent any inconsistency would not adversely affect the tax returns of the Group.
     2. Tax Payments.
          (a) Due Dates. Except as otherwise provided in this Agreement: (i) each Subsidiary will pay to DGI the amount due DGI, as determined under Section 2(b), no later than the due date for the filing of any federal income tax return of the Group that includes such Subsidiary, and (ii) DGI will pay to each Subsidiary the amount due such Subsidiary, as determined under Section 2(c), no later than the due date for the filing of any federal income tax return of the Group that includes such Subsidiary; provided, however, that no later than each estimated federal income tax payment date of the Group for which the Group actually incurs a federal income tax liability with respect to an Affiliation Period, each Subsidiary shall pay to DGI the greater of (i) the minimum amount required to be paid to avoid the imposition of any penalties or additions to tax under the Code, determined on the same basis as the total amount due for an Affiliation Period under Section 2(b) or (ii) one-fourth of the amount estimated to be payable by such Subsidiary for such taxable year under Section 2(b). The amount of any overpayment or underpayment pursuant to this Section 2(a) shall be credited against, or added to, as the case may be, the amount otherwise required to be paid for the period within which the amount of such overpayment or underpayment first becomes reasonably ascertainable. The settlements may be satisfied by check, wire transfer or through intercompany accounts as the parties may mutually agree.
          (b) Amount Due to DGI. Each Subsidiary shall pay DGI in the time and manner described in Section 2(a) an amount equal to any Separate Company Tax Liability of that Subsidiary. The “Separate Company Tax Liability” for any Affiliation Period shall be the amount, if any, of the federal income tax liability, including, without limitation, liability for any penalty, fine, additions to tax, interest, minimum tax, alternative minimum tax and other items applicable to that Subsidiary in connection with the determination of the Subsidiary’s tax liability, which the Subsidiary would have incurred had it filed a separate federal income tax return for such Affiliation Period, computed in the manner prescribed in Income Tax

Regulation section 1.1552-1(a)(2)(ii), except that no carryforward or carryback of losses or credits shall be allowed.
          The Separate Company Tax Liability for a Subsidiary shall be determined by DGI, with the cooperation and assistance of the Subsidiary, in a manner consistent with (i) general tax accounting principles, (ii) the Code and regulations thereunder and (iii) so long as a reasonable legal basis exists therefor, prior custom and practice. In addition, transactions or items between DGI and a Subsidiary that are deferred under the federal income tax return shall also be deferred for purposes of this Agreement until such time as they are restored or otherwise triggered into income under the Code or regulations.
          (c) Amount due to a Subsidiary. In the event a Subsidiary does not have Separate Company Tax Liability for an Affiliation Period, but instead either incurs net losses or credits for such period, DGI shall pay the Subsidiary in the time and manner prescribed in Section 2(a) the amount by which the Group’s federal income tax liability for such period is actually reduced by reason of the actual use of such losses or credits attributable to the Subsidiary in the Group’s federal income tax return.
          In the event a Subsidiary incurs any tax losses or tax credits that, as permitted under the Code and the regulations, are carried back or forward to one or more Affiliation Periods, DGI shall pay that Subsidiary an amount equal to the amount by which the Group’s federal income tax liability is actually reduced by reason of the actual use of such carried over losses or credits in the Group’s federal income tax return. Any payment from DGI to the Subsidiary required on account of such carryover shall be paid within 15 days of the date the benefit of the carryover is realized by DGI by reason of the receipt of a refund or credit of taxes.
          (d) Paying Agent. DGI agrees to make all required payments to the Internal Revenue Service (“IRS”) of the consolidated federal income tax liability, if any, of the Group.
     3. Adjustments to Tax Liability.
          (a) Adjustment-Related Payments. If the consolidated federal income tax liability of the Group or any of its members is adjusted for any taxable period for any reason other than a loss or credit carryback to the extent already provided for in Section 2(c), whether by means of an amended return, judicial decision, claim for refund or tax audit by the IRS, the Separate Company Tax Liability or the amount of tax benefits realized by the Group by reason of the use of a Subsidiary’s losses or credit shall be recomputed to give effect to such adjustment, and the amount of any payments due under Section 2 shall be appropriately adjusted. Any additional payment between DGI and a Subsidiary required by reason of such recomputed Separate Company Tax Liability or Group tax refund or credit shall include an allocable share of any refunded interest received from the IRS, if applicable, or deficiency interest, penalties and additions to tax, if applicable, such allocable share of refunded interest or deficiency interest, penalties and additions to tax shall be paid or charged, respectively, to a Subsidiary to the extent such amount relates to (i) reduced Group tax liability due to decreased Separate Company Tax Liability or increased Group tax refund or credit resulting from increased use of a Subsidiary’s losses or credits, on the one hand, or (ii) increased Group tax liability due to increased Separate Company Tax Liability or decreased Group tax benefits arising from decreased use of a Subsidiary’s losses or credits, on the other hand.
          (b) Timing of Payments. Any payments to be paid to or by a Subsidiary under this Section 3 shall be made on or before the earliest to occur of (i) a decision by a court of competent jurisdiction that is not subject to further judicial review by appeal or otherwise and that has become final, (ii) the expiration of the time for (A) filing a claim for refund or (B) instituting suit in respect to a claim for refund disallowed in whole or in part by the IRS or for which the IRS took no action, (iii) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS or its counsel of an offer in compromise under section 7122 of the Code or any successor provisions, (iv) the expiration of 30 days after (A) IRS acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax on Overassessment on Internal Revenue Form 870 or 870-AD or any successor or comparable form, or (B) the expiration of the ninety-day period after receipt of the statutory notice of deficiency resulting in immediate assessment, unless within such 30 days DGI notifies the Subsidiary of its intent to attempt recovery of any relevant amounts paid under the waiver by filing a timely claim for refund, (v) the expiration of the statute of limitations with respect to the relevant period or (vi) any other event the parties reasonably agree is a final determination of the tax liability at issue.
     4. Books and Records. DGI and each Subsidiary agree that the preparation of the federal income and other tax returns, amended returns, claims for refund or IRS examination or litigation relating to the foregoing may require the use of records and information that is within the exclusive possession and control of either of DGI and the Subsidiary. DGI and each Subsidiary will provide such records, information and assistance, which may include making employees of any of the foregoing entities available to provide additional information and explanation material, as are requested by DGI or the Subsidiary, as the case may be, during regular business hours, in connection with any of the developments described in the preceding sentence; provided, however, that each Subsidiary shall provide DGI with all information necessary to enable DGI to file the Group consolidated federal income tax return for each Affiliation Period as soon as practicable, but in no event later than five months, after the last day of such Affiliation Period, and on the date the Group federal income tax returns that include a Subsidiary are filed DGI shall provide that Subsidiary with those portions of such returns relating to the Subsidiary. Each of the parties agrees that it shall retain, until the expiration of the applicable statute of limitations, including extensions, copies of any tax returns for any Affiliation Periods and for any other periods that might be subject to adjustment under this Agreement, and supporting work schedules and other records or information, that may be relevant to the tax returns of the parties, and that it will not destroy or otherwise dispose of such records and information without providing the other parties with a reasonable opportunity to review and copy such records and information.
     5. Assignment. This Agreement shall not be transferable or assignable by any of the parties without the prior written consent of the other parties. The rights and obligations hereunder of the parties shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement shall be binding upon each corporation in which a Subsidiary owns, directly or indirectly, stock meeting the requirements of section 1504(a)(2) of the Code, whether or not the Subsidiary owns stock in such corporation upon the execution of this Agreement or at any time during Affiliation Periods, and the Subsidiary shall cause each such corporation as soon as practicable to assent formally to the terms of this Agreement. Except as herein otherwise specifically provided, nothing in this Agreement shall confer any right or benefit upon any person or entity other than the parties and their respective successors and permitted assigns.
     6. Disputes. Any dispute concerning the interpretation of this Agreement or amount of payment due under this Agreement shall be resolved by DGI’s regular independent registered public accounting firm for federal income tax matters, whose judgment shall be conclusive and binding on the parties and who shall act in consultation with DGI’s tax counsel.
     7. Tax Controversies. If any party receives notice of a tax examination, audit or challenge involving amounts subject to this Agreement, such party shall timely notify the other parties of the information and shall provide the other parties a written copy of any relevant letters, forms or schedules received from the IRS or otherwise in its possession and shall provide notice and information relating to all material proceedings in connection therewith. In any audit conference or other proceeding with the IRS or in any judicial proceedings concerning the determination of the federal income tax liabilities of the Group or any of its members, including any Subsidiary, the Group and each of its members shall be represented by persons selected by DGI. Except as otherwise expressly provided in Section 6, the settlement and terms of settlement of any issues relating to such proceeding shall be in the sole discretion of DGI, and each Subsidiary hereby appoints DGI as its agent for the purpose of proposing and concluding any such settlement. Notwithstanding anything to the contrary in this Agreement, in no event shall DGI be obligated to file any amended returns or claims for refund with respect to Affiliation Periods.
     8. State and Local Taxes. To the extent appropriate, all provisions of this Agreement shall apply with the same force and effect to any state or local income tax liabilities that are computed on a combined, consolidated or unitary method; provided, however, that appropriate adjustments shall be made to the provisions hereof, including computation of Separate Company Tax Liability, with respect to any period within an

Affiliation Period during which a Subsidiary or a Subsidiary’s items were not included on a return of DGI or other members of the Group, or were included on a return of members of the Group other than DGI.
     9. Indemnity. If any party to this Agreement other than DGI is required to pay tax to the IRS or any state taxing authority in excess of its Separate Company Tax Liability as determined hereunder, such party shall be entitled to reimbursement of the excess liability payment from the party to whom the excess is properly allocable under this Agreement.
     10. Miscellaneous.
          (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless such invalidity or unenforceability would frustrate the essential purposes of the parties in entering into this Agreement. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.
          (b) Parties in Interest. Except as otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.
          (c) Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
          (d) Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information which (i) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (ii) was in the possession of the receiving party at the time of disclosure.

          (e) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.
          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law provisions.
          (g) Effect of Agreement. This Agreement shall supersede any other tax sharing arrangement or agreement in effect between the parties. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the Group with respect to the calculation of earnings and profits under section 1552 of the Code.
          (h) Interest. Any payment required to be made hereunder and not made when due shall bear interest at the rate per annum determined, from time to time, by the prevailing average rate earned on the investments of the party required to make payment.
          (i) Term of Agreement. This Agreement shall become effective as of the date hereof and shall continue, unless earlier terminated by mutual agreement of the parties, until the expiration of the applicable statute of limitations, including extensions, for the Affiliation Period (the “Final Date”); provided that the provisions of Sections 1, 2 and 3 shall continue to apply after the Final Date only to the extent they deal with matters relevant to tax periods that end on or before such Final Date or that begin prior to and end after such Final Date.
          (j) Modifications. This Agreement may be modified or amended only pursuant to an instrument in writing executed by all the parties hereto.
          (k) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the allocation of the consolidated and combined tax liabilities of the Group between or among the parties.
          (l) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by e-mail or reputable national delivery service to:
DGI:
1195 River Road
Marietta, PA 17547
Attention: Chief Executive Officer

Atlantic:
1195 River Road
Marietta, PA 17547
Attention: Chief Executive Officer
Southern:
1195 River Road
Marietta, PA 17547
Attention: Chief Executive Officer
Le Mars:
1195 River Road
Marietta, PA 17547
Attention: Chief Executive Officer
Peninsula:
1195 River Road
Marietta, PA 17547
Attention: Chief Executive Officer
PIC:
1195 River Road
Marietta, PA 17547
Attention: Chief Executive Officer
or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 13(l).

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized officers on October 19, 2006.

DONEGAL GROUP INC.
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, Chief Executive Officer

ATLANTIC STATES INSURANCE COMPANY
By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Senior Vice President
and Chief Financial Officer

SOUTHERN INSURANCE COMPANY OF VIRGINIA
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, Chief Executive Officer

LE MARS INSURANCE COMPANY
By:	/s/ Daniel J. Wagner
Daniel J. Wagner, Senior Vice President
and Treasurer

THE PENINSULA INSURANCE COMPANY
By:	/s/ G. Eric Crouchley, III
G. Eric Crouchley, III, President

PENINSULA INDEMNITY COMPANY
By:	/s/ G. Eric Crouchley, III
G. Eric Crouchley, III, President